EXHIBIT 99.2

American Eagle Outfitters, Inc.
December 2007
Recorded Sales Commentary Transcript dated January 9, 2008

Happy New Year and welcome to the American Eagle Outfitters December 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total company sales increased 5% to $546.1 million for the five weeks ended January 5th, compared to $522.4 million for the five weeks ended December 30th, last year. Comparable stores sales declined 2% compared to a strong comp increase of 16% for the same shifted sales period last year.

In December, we faced a challenging comparison to last year, and a difficult traffic environment, particularly in the weeks prior to Christmas. That said, we saw strong results in a number of key areas. Our men's business continued to produce positive sales, with an increase in the mid single-digits, with strength across most categories. In women's we saw strength in sweaters, fleece, woven shirts and layering knits. Women's negative high single-digit comp in December reflects opportunities for improvement in a number of categories notably knit tops and accessories. Our post-Christmas semi-annual denim event designed to highlight our destination business was successful and consistent with our expectations.

Reflecting soft traffic, we saw a mid-single digit decline in both the average number of transactions and units sold per store. A mid single-digit increase in the average unit retail price was driven by strong performance in certain categories, partially offset by higher markdowns. This resulted in a low single-digit increase in the average transaction value.

Weekly comps were as follows:

  Week one was negative high single-digits, compared to positive low double-digits last year;
  Week two of negative mid single-digits, compared to positive high single-digits;
  Week three was negative low single-digits, compared to positive high-teens;
  Week four increased in the mid single-digits, compared to positive high-teens last year; and
  Week five was positive low single-digits, compared to positive low thirties last year.

Comps by region were as follows:

  Canada was positive low single-digits;
  The Mid-Atlantic and Southwest regions decreased slightly;
  The Northeast and Midwest regions were down in the low single-digits; and
  The Southeast and West declined in the mid single-digits.

Sales at ae.com increased 22% in December, driven by higher traffic.

Across the company, we are comfortable with our inventory levels entering January. We look forward to our first major spring assortment, which is scheduled to arrive in stores on January 22nd, similar timing to last year.

Based on December results and our current view of January, we are lowering our fourth quarter EPS expectation to 64 to 65 cents compared to 66 cents per share last year. Our previous EPS guidance was 67 to 70 cents per share. We will report January sales on Wednesday, February 6th.

Thank you for your continued interest in American Eagle Outfitters.